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                                                                      EXHIBIT 99


NEWS                                       WILLBROS GROUP, INC. [WILLBROS GROUP,
                                                                   INC. LOGO]


FOR IMMEDIATE RELEASE:                             FOR MORE INFORMATION CONTACT:


   Monday                                            Michael W. Collier
   August 6, 2001                                    Investor Relations Manager
   Houston, Texas                                    Willbros USA, Inc.
                                                     (713) 403 8016


           WILLBROS ANNOUNCES $7.1 MILLION EARNINGS FOR SECOND QUARTER

Willbros Group, Inc. (NYSE: WG) today reported earnings of $7.1 million ($0.47 per diluted share) for the quarter ended June 30, 2001 on revenues of $78.8 million. Net income for the same period in 2000 was a loss of $4.3 million ($0.31 per diluted share) on revenues of $81.8 million. The improved year over year performance is attributable to operational efficiencies, increasing margins and a one-time non-taxable gain of $5.6 million ($0.37 per diluted share) resulting from the Company's ongoing cost reduction efforts. Revenues, by type of service, for the second quarter of 2001 were as follows: Construction, $43.7 million; Engineering, $21.9 million; and Specialty Services, $13.2 million. On a comparable basis, revenues, by type of service, for the same period in 2000 were: Construction, $54.2 million; Engineering, $13.5 million; and Specialty Services $14.1 million. EBITDA for the second quarter was $12.5 million or $0.82 per diluted share, up from the $4.8 million or $0.34 per diluted share for the same period in 2000. Backlog as of June 30, 2001 was $364.9 million, down $25.7 million from the March 31, 2001 level of $390.6 million.

Larry J. Bump, Chairman and Chief Executive Officer, commented, "With emphasis on core markets and EPC projects, we are continuing to focus on project execution and cost reductions. The record backlog, recorded in the first quarter of this year, should translate into increased earnings as we execute work assignments with higher embedded margins. We expect our backlog to continue to grow as new contracts are awarded, and we look forward to the increased momentum, anticipated for the past several quarters, in natural gas infrastructure build-out."


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Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.

The Company's World Wide Web site can be accessed at http://www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas and power prices and demand, the amount and location of planned pipelines, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC.

                                (Table to follow)


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                              WILLBROS GROUP, INC.
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED              SIX MONTHS ENDED
                                                         JUNE 30                        JUNE 30
                                                  ---------------------         -----------------------
                                                   2001           2000            2001            2000
                                                  ------         ------         -------         -------
Statement of Income Data
------------------------
     Contract revenues                            $ 78.8         $ 81.8         $ 144.6         $ 160.5
     Operating expenses:
        Contract cost                               64.3           69.8           116.0           140.1
        Depreciation and amortization                4.7            5.6             9.5            10.9
        General and administrative                   7.1            6.7            13.0            14.2
        Other                                       (5.6)            --            (5.6)             --
                                                  ------         ------         -------         -------
     Operating income (loss)                         8.3            (.3)           11.7            (4.7)

     Net interest income (expense)                   (.4)           (.5)            (.7)            (.5)
     Minority interest                               (.3)           (.6)            (.7)            (.9)
     Other income (expense)                          (.2)            .1             (.4)             .2
                                                  ------         ------         -------         -------
     Income (loss) before income taxes               7.4           (1.3)            9.9            (5.9)
     Provision for income taxes                       .3            3.0             2.0             4.4
                                                  ------         ------         -------         -------
     Net income (loss)                            $  7.1         $ (4.3)        $   7.9         $ (10.3)
                                                  ======         ======         =======         =======
     Earnings (loss) per share:
        Basic                                     $  .49         $ (.31)        $   .55         $  (.73)
                                                  ======         ======         =======         =======
        Diluted                                   $  .47         $ (.31)        $   .53         $  (.73)
                                                  ======         ======         =======         =======

Cash Flow Data
--------------
     Cash provided by (used in):
        Operating activities                      $(15.3)        $ (2.7)        $   1.0         $  (2.7)
        Investing activities                        (5.7)          (5.1)          (12.5)           (5.1)
        Financing activities                        17.8           18.8             7.1            18.8

Other Data
----------
     Weighted average shares outstanding:
        Basic                                       14.4           14.0            14.3            14.0
        Diluted                                     15.2           14.0            14.9            14.0
     EBITDA                                       $ 12.5         $  4.8         $  20.1         $   5.5
     EBITDA per diluted share                        .82            .34            1.35             .39
     Capital expenditures                            5.7            5.2            12.5             5.2

Balance Sheet Data                              06/30/01       03/31/01        06/30/01        12/31/00
------------------                              --------       --------        --------        --------
     Cash and cash equivalents                    $  7.5         $ 10.6         $   7.5         $  11.9
     Working capital                                37.5           21.5            37.5            32.1
     Total assets                                  176.5          170.6           176.5           176.1
     Total debt                                     29.9           14.5            29.9            26.3
     Stockholders' equity                           83.2           73.6            83.2            71.7

Backlog Data                                       364.9          390.6           364.9           373.9
------------